Exhibit 99.1

Marin Software Receives Approval to Transfer Listing to Nasdaq Capital Market

San Francisco, CA (October 24, 2023) – Marin Software Incorporated (NASDAQ: MRIN) (“Marin”, "Marin Software" or the “Company”), a leading provider of digital marketing software for performance-driven advertisers and agencies, today announced that on October 24, 2023, the Nasdaq Listing Qualifications department of the Nasdaq Stock Market LLC (“Nasdaq”) approved the Company’s request to transfer the listing of the Company’s shares of common stock from the Nasdaq Global Market to the Nasdaq Capital Market. The transfer is expected to take effect at the opening of business on October 25, 2023. The transfer of the Company’s listing to the Nasdaq Capital Market is not expected to have any immediate effect on trading in shares of the Company’s common stock. The Company’s shares will continue to trade uninterruptedly under the symbol “MRIN.” The Nasdaq Capital Market operates in substantially the same manner as the Nasdaq Global Market, and companies on the Nasdaq Capital Market must meet certain financial and corporate governance requirements to qualify for continued listing.

As previously disclosed, on April 26, 2023, the Company received a letter from Nasdaq indicating that the Company was not in compliance with certain of Nasdaq’s continued listing requirements, as the closing bid price of the Company’s shares had been below $1.00 per share for the previous 30 consecutive business days. The Company was given a period of 180 calendar days, or until October 23, 2023, to regain compliance with the minimum bid price requirement. In response, the Company submitted an application to transfer the listing of its shares from the Nasdaq Global Market to the Nasdaq Capital Market.

As a result of the transfer to the Nasdaq Capital Market, Nasdaq granted the Company a second period of 180 calendar days, or until April 22, 2024, to regain compliance with the minimum bid price requirement for continued listing. To regain compliance, the closing bid price of the Company’s shares must meet or exceed $1.00 per share for a minimum of 10 consecutive business days on or prior to April 22, 2024. Nasdaq’s determination to grant the additional 180-day compliance period was in part based on, among other things, the Company meeting the continued listing requirements of the Nasdaq Capital Market with the exception of the bid price requirement, and the Company having provided written notice of its intention to cure the deficiency during the additional compliance period, including effecting a reverse stock split if necessary.

Following Nasdaq’s approval of an extended compliance period, the Company intends to continue to actively monitor the minimum bid price requirement and, as appropriate, will consider available options to resolve any deficiencies and regain compliance.

About Marin Software

Marin Software Incorporated’s (NASDAQ: MRIN) mission is to give advertisers the power to drive higher efficiency and transparency in their paid marketing programs that run on the world’s largest publishers. Marin Software provides enterprise marketing software for advertisers and agencies to integrate, align, and amplify their digital advertising spend across the web and mobile devices. Marin Software offers a unified SaaS advertising management platform for search, social, and eCommerce advertising. The Company helps digital marketers convert precise audiences, improve financial performance, and make better decisions. Headquartered in San Francisco with offices worldwide, Marin Software’s technology powers marketing campaigns around the globe. For more information about Marin Software, please visit www.marinsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding expected effects on trading in shares of the Company’s common stock or compliance with Nasdaq listing requirements. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to our ability to successfully implement a restructuring plan that we commenced in July 2023 and the expected costs and savings from the restructuring plan; the amount of digital advertising spend managed by our customers using our products; the extent of customer acceptance, adoption and usage of our MarinOne platform; the productivity of our personnel and other aspects of our business; our ability to maintain or grow sales to new and existing customers; any adverse changes in our relationships with and access to publishers and advertising agencies and strategic business partners, including any adverse changes in our revenue sharing agreement with Google; our ability to raise additional capital; our ability to manage expenses; our ability to retain and attract qualified management, technical and sales and marketing personnel; any delays in the release of updates to our product platform or new features or delays in customer deployment of any such updates or features; competitive factors, including but not limited to pricing pressures, entry of new competitors and new applications; quarterly fluctuations in our operating results due to a number of factors; any lingering effects of the global outbreak of COVID-19 on demand for our products and services; inability to adequately forecast our future revenues, expenses, Adjusted EBITDA, cash flows or other financial metrics; delays, reductions or slower growth in the amount spent on online and mobile advertising and the development of the market for cloud-based software; progress in our efforts to update our software platform; our ability to maintain or expand sales of our solutions in channels other than search advertising; any slow-down in the search advertising market generally; any shift in customer digital advertising budgets from search to segments in which we are not as deeply penetrated; the development of the market for digital advertising; our ability to provide high-quality technical support to our customers; material defects in our platform including those resulting from any updates we introduce to our platform, service interruptions at our single third-party data center or breaches in our security measures; our ability to develop enhancements to our platform; our ability to protect our intellectual property; our ability to manage risks associated with international operations; the impact of fluctuations in currency exchange rates, particularly an increase in the value of the dollar; near term changes in sales of our software services or spend under management may not be immediately reflected in our results due to our subscription business model; our ability to maintain the listing of our common stock on the Nasdaq; and adverse changes in general economic or market conditions. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent report on Form 10-K, recent reports on Form 10-Q and current reports on Form 8-K, which we may file from time to time, and all of which are available free of charge at the SEC’s website at www.sec.gov. Any of these risks could cause actual results to differ materially from expectations set forth in the forward-looking statements. All forward-looking statements in this press release reflect Marin’s expectations as of October 24, 2023. Marin assumes no obligation to, and expressly disclaims any obligation to update any such forward-looking statements after the date of this release.

Investor Relations, Marin Software

ir@marinsoftware.com

Media Contact

Wesley MacLaggan

Marketing, Marin Software

(415) 399-2580

press@marinsoftware.com